                                                            EXHIBIT 5.1


Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689

T 212.705.7000
F 212.752.5378

bingham.com



December 3, 2007

Milestone AV Technologies, Inc.
8401 Eagle Creek Parkway, Suite 700
Savage, Minnesota 55378

RE: INITIAL PUBLIC OFFERING OF COMMON STOCK

Dear Sir or Madam:

We have acted as counsel to Milestone AV Technologies, Inc. a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (Registration No. 333-146357) filed on September 27, 2007 (as amended, the "Registration Statement"), by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement relates to the offer and sale by the Company and the selling stockholders identified in the Registration Statement of up to 13,800,000 shares of the Company's common stock, $.001 par value per share (the "Shares").

In connection with this opinion, we have examined originals or copies of the following documents:

      (a) the Registration Statement; and

      (b) such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below.

In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

We have also assumed that an Underwriting Agreement substantially in the form of
Exhibit 1.1 to the Registration Statement, by and among the Company, the selling stockholders and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares being sold by the Company will be sold and transferred only upon payment therefor as provided in the Underwriting Agreement.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. Our opinion is based on these laws as in effect on the date hereof.

December 3, 2007
Page 2


Based upon and subject to the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable and (ii) the Shares to be sold by the selling stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the related Prospectus.

Sincerely yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP